James G. Brakke Appointed CEO and Co-Chairman of Debt Resolve

Tarrytown, New York (April 8, 2010) – Debt Resolve, Inc. (OTCBB: DRSV) (the "Company") announced today that James G. Brakke has become Chief Executive Officer and Co-Chairman of the Board of Directors of the Company effective immediately.  David Rainey, who has served as interim-CEO and led the company’s recent reorganization, will remain as President and Chief Financial Officer.

Mr. Brakke is a Director of First Foundation Bank and Mission Hospital Foundation.  Mr. Brakke was Founder and President of Brakke-Schafnitz Insurance Brokers, a multi-line commercial brokerage and consulting firm he co-founded in 1971 and which manages in excess of $250 million of insurance premiums with both domestic and international insurers.  Mr. Brakke stepped down as President of Brakke-Schafnitz in 2009.  He is a former member of the board of advisors for Pepperdine University's Graziadio School of Business, Orange County Sheriffs and the Orange County YMCA and has served as director on the boards of Denticare, Pacific National Bank, Commercial Capital Bank, The Busch Firm, National Health Care Services and E-Funds.  He currently also serves as a board member of a number of for-profit and non-profit institutions including Keller Financial Group, Cal Spas and Maury Microwave.  Mr. Brakke is a graduate of Colorado State University with a Bachelor of Science in Business and Finance.

James D. Burchetta, Co-Chairman and Founder of Debt Resolve stated, “We are delighted that Jim has agreed to become CEO.  He has been an active Board member for the past few months and has already contributed greatly to the Company’s growth and progress.  Jim has demonstrated remarkable leadership skills at the helm of his insurance brokerage and has been a sought-after director sitting on the many boards.”

Mr. Brakke commented, “I am excited about assuming the role of CEO.  As a Board member over the past few months, I have come to realize that Debt Resolve has a revolutionary technology that is desperately needed at this moment in time.  The current economic climate positions the Company as a valuable platform that is scalable and robust enough to handle the skyrocketing debt across all sectors.  I envision that Debt Resolve will take its place alongside corporate giants such as Ebay and Priceline.com, who hold similar patents and business models.”

Mr. Rainey, President and Chief Financial Officer stated, “I look forward to working hand in hand with Jim to continue driving the company forward in 2010.”

The Debt Resolve patented double-blind bidding technology provides the Company with the exclusive right to negotiate online debt settlements.  Company clients invite their customers to settle outstanding accounts by making real time offers from their computer or PDA 24 hours a day, 7 days a week, in any language and any currency in the world.  Debt Resolve provides to its clients a low-cost, functionally simple collection option while simultaneously eliminating the substantial legal exposure that exists with live debt collectors.  Consumers have the opportunity to resolve their outstanding accounts with dignity on their own terms, delivering valuable customer satisfaction and loyalty to Company clients.

This executive appointment follows a year of corporate restructuring, during which the company was able to improve its balance sheet, add important strategic clients, raise additional working capital, and begin building an international clientele.

About Debt Resolve, Inc.

Debt Resolve provides lenders, collection agencies, debt buyers and hospitals with a patent-based online bidding system for the resolution and settlement of consumer debt and a collections and skip tracing solution that is effective at every stage of collection and recovery. The company is publicly held and trades on the OTC Bulletin Board under the symbol DRSV.  Debt Resolve is headquartered in Tarrytown, New York. For more information, visit http://www.b2i.us/irpass.asp?BzID=1976&to=ea&s=0.

Forward Looking Statements

Certain statements in this press release and elsewhere by management of the Company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of the Company’s operations. Debt Resolve undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised to consult any further disclosures made on related subjects in the Company’s reports filed with the SEC. For more information, visit http://www.b2i.us/irpass.asp?BzID=1976&to=ea&s=0.

Contact:
David Rainey
914.949.5500 Ext 238